Exhibit 99.1

MP Materials Elects Arnold W. Donald to Board
LAS VEGAS – March 8, 2023 – MP Materials Corp. (NYSE: MP) announced today that Arnold W. Donald has been elected to the company’s board of directors. Mr. Donald brings decades of experience in corporate leadership and a track record of value creation to MP Materials. He is the former President and CEO of Carnival Corporation and currently serves as a Director of Bank of America Corporation and Salesforce, Inc.
“Arnold’s knowledge and passion will add depth to our board at a critical time,” said MP Materials Chairman and CEO, James Litinsky. “His extensive experience in strategic planning and global operations will help us grow the company thoughtfully as we fulfill our mission.”
“I am inspired by MP Materials’ mission and the potential to diversify a supply chain vital to the global economy,” said Arnold Donald. “Through innovation and an unwavering commitment to sustainability, MP Materials has a tremendous opportunity to make a positive impact.”
Mr. Donald served as President and CEO of Carnival Corporation from 2013 to 2022, accumulating extensive experience in strategic planning, risk management, and governance. During his tenure, he helped Carnival achieve the highest profits in its history and oversaw the successful return of Carnival’s fleet into service following the COVID-19 pandemic. Mr. Donald was appointed CEO after serving as a Director of Carnival Corporation and Carnival plc.
Earlier in his career, Mr. Donald served as CEO of The Executive Leadership Council, The Juvenile Diabetes Research Foundation, and Merisant. In addition, Mr. Donald held several senior leadership positions with global responsibilities at Monsanto over a more than 20-year tenure, including President of its Agricultural Group and President of its Nutrition and Consumer Sector.
Mr. Donald earned a B.A. in economics from Carleton College, a B.S. in mechanical engineering from Washington University in St. Louis, and an M.B.A. from The University of Chicago Booth School of Business.
About MP Materials
MP Materials (NYSE: MP) produces specialty materials that are vital inputs for electrification and other advanced technologies. MP’s Mountain Pass facility is America’s only scaled rare earth production source. The company is currently expanding its manufacturing operations downstream to provide a full supply chain solution from materials to magnetics. More information is available at https://mpmaterials.com/.
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Contacts
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